Exhibit 3.4


                              ARTICLES OF AMENDMENT
                                 TO ARTICLES OF
                                  INCORPORATION
                                   OF AREAWIDE
                                 CELLULAR, INC.



         The undersigned corporation adopts the following amendments to its Articles of Incorporation. The amendments herein were duly adopted by written consent of the holders of a majority of the Corporation's outstanding common stock by written consent pursuant to Florida Statute 607.0704 on September 13, 2000. The number of common shareholders consenting to such amendment, the only group entitled to give such consent, was sufficient for approval.

         1.       The name of the corporation is: AREAWIDE CELLULAR, INC.

         2.       Amendments adopted:

         WHEREAS, pursuant to an agreement dated as of September 13, 2000 by and among Harris Family Areawide LLC, a Delaware limited liability company ("Harris Areawide") and Phonz Investment, LLC, a Delaware limited liability company ("Phonz"), the Company is required to amend its Amended and Restated Articles of Incorporation to make certain changes in the powers, designations, preferences and rights of its 8% Cumulative (commencing May 1, 2001) Redeemable Preferred Stock (the "Preferred Stock"); and

         WHEREAS, 20,000 shares of the Preferred Stock will be sold to Phonz in consideration of Phonz obtaining the release of the Company's guaranty of certain debt to Foothill Capital Corporation and/or La Salle National Bank, acting through Foothill Capital Corporation as its agent; be it

         RESOLVED, that the Certificate of Powers, Designations, Preferences and rights of the Preferred Stock, as filed with the Secretary of State of Florida on September 9, 1999 is hereby amended as follows:

         1. Section 3(f) is hereby amended to add the following sentence to the end of Section 3(f):

                  Notwithstanding the foregoing, no such redemption shall take place until the earlier to occur of (i) thirty-six (36) months following the Closing, and (ii) the date on which Harris Family Areawide, LLC, a Delaware limited liability company, owns less than 500,000 shares of Company Common Stock.

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         2.       Section 3(g) is hereby amended to read as follows:

                  Optional Redemptions. The Company may at any time redeem all Shares of Preferred Stock then outstanding at a price per Share equal to the Liquidation Value. Notwithstanding the foregoing, no such redemption shall take place until the earlier to occur of (i) thirty-six (36) months following the Closing, and (ii) the date on which Harris Family Areawide, LLC, a Delaware limited liability company, owns less than 500,000 shares of Company Common Stock.

         3.       Section 5(b) is hereby amended to read as follows:

                  Conversion Price. The Conversion Price shall be $2.00 per share until the earlier to occur of (i) thirty-six (36) months after the Closing, and (ii) the date on which Harris Family Areawide, LLC, a Delaware limited liability company, no longer owns any shares of Company Common Stock. Thereafter the Conversion Price shall be the Market Price of the Common Stock on the date of conversion or $2.00 per share, whichever is less.

         4.       Section 9 is hereby amended to add the following:

                  "Closing" means the date of closing of the transaction pursuant to Section 1C of the Purchase Agreement between Harris Family Areawide, LLC and Phonz Investment, LLC dated September 13, 2000.

         5.       Section 13 is added to read as follows:

                  13. Extension of Time Pursuant to Section 3(f). 3 (g) and 5(b). In the event that the Company fails to file such reports as are required by the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934 to enable Harris Family Areawide, LLC to sell shares of its Company Common Stock under Rule 144 of the General Rules and Regulations under the Securities Act of 1933 or other applicable rules or regulations, then, in that event, the thirty-six (36) month periods set forth in Sections 3(f), 3(g) and 5(b) hereof shall be extended by the amount of time equal to the time during which Harris Family Areawide, LLC is deprived of the ability to sell its shares of Company Common Stock.

         FURTHER RESOLVED, that the Amended and Restated Articles of Incorporation is further amended to add Article VII as follows:

                                   ARTICLE VII

                        Termination of Preemptive Rights

         All shareholders' preemptive rights are hereby terminated.

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                                        AREAWIDE CELLULAR, INC.

September 13, 2000                      By: /s/ Darryl P. Jacobs
                                        Darryl P. Jacobs, Secretary